Valneva SE
(the “Company”)

2022 Special Free Share Plan Number 2

Terms and Conditions

1.    Background and purpose of the Program

On June 23, 2021, the general meeting of Valneva SE’s shareholders decided under its 24th resolution to grant the Company’s Management Board (“MB”) all powers necessary to decide the granting and issuance of free ordinary shares (“FS”) for the benefit of members of the MB or employees of the Company or its affiliates.

On June 29, 2021 and March 15, 2022, the Company’s Supervisory Board approved Management Agreements between the Company’s subsidiary Valneva Austria GmbH and a member of the Management Board (the “Participant”) by which free shares would be granted to the Participant in 2022 after his appointment on the Management Board. On May 4 and October 12, 2022, the Supervisory Board authorized the Management Board to grant such free shares, in accordance with section 19.1(xiv) of the Company’s articles of association (the “Articles”).

Therefore, the MB plans to grant FS to the Participant.

The purpose of the 2022 Special Free Share Plan Number 2 (the “Program”) is to provide the Participant with a mid-term incentive program in accordance with the Participant’s employment terms.

2.    Purpose of these terms and conditions

The terms and conditions set forth herein aim at summarizing and complementing the Program-related or Program-relevant provisions set out in the Company’s Articles, the resolutions adopted by the general meeting of the Company’s shareholders on June 23, 2021 as well as the decisions made or to be made by the MB regarding the granting of free shares (collectively, the “Constitutional Documents”). In the event of any discrepancy between the Constitutional Documents and these terms and conditions, the Constitutional Documents will prevail.

3.    FS granting

3.1    Amount granted

The number of FS to be granted to the Participant will be calculated as set forth below.

The amount of FS to be granted will be worth two hundred thousand euros (EUR 200,000) based on the volume-weighted average price of the Company’s ordinary shares on EuroNext Paris over the ninety (90) trading days immediately preceding the MB’s granting decision. No fractional shares shall be allowed, and the number of shares granted shall be rounded down to the nearest whole number.

The maximum number of FS that can be allotted by the MB cannot exceed 3% of the share capital of the Company as of the Grant Date (as defined in Section 3.2 below) or any legal threshold applicable as of the Grant Date.

3.2    Single tranche

Subject to the vesting conditions set forth below, the FS granted to the Participant will vest in and be delivered to the Participant (“seront définitivement attribuées”) two (2) years after the date of the MB decision that initially granted the FS under this Program (the “Grant Date”).

3.3    Vesting conditions

The Participant must continuously remain a MB member, corporate officer or employee (full time or not less than 80%) of the Company or a direct or indirect subsidiary of the Company until vesting.

3.4    No compulsory holding period

Following FS vesting in accordance with these terms and conditions, no compulsory FS holding period will apply.

3.5    Death

In accordance with Article L 225-197-3 of the French commercial code, heirs can request vesting within six months after the death of the Participant (if that occurs prior to vesting and the employment condition set forth in section 3.3 above is satisfied).

3.6    Change of Control occurring less than 2 years after the Grant Date

If (a) a Change of Control (as defined below) takes place less than two years after the Grant Date, (b) the employment condition set out in section 3.3 above is met until the Change of Control, and (c) section III of Article L225-197-1 of the French commercial code does not apply, the Program will be canceled and the Company will indemnify the Participant for the loss of unvested free shares granted under the canceled Program, subject however to all required shareholder approvals. The gross amount of this indemnity will be calculated as though such free shares had been vested upon the Change of Control. A calculation example is given in Appendix 1 to these terms and conditions.

“Change of Control” means that a person or entity other than the Company’s current shareholders has taken control of the Company, “control” having the meaning set forth in Article L 233-3 of the French commercial code.

4.    Additional provisions

In accordance with the Supervisory Board’s decisions dated May 4 and October 12, 2022, the Participant shall keep not less than 10% of the vested FS under this Program until termination of his office as MB member or corporate officer.

Appendix 1

Example of Change of Control Indemnity:

The sole purpose of this example is to explain the calculation method. The number of shares actually granted may be different from the number used below.

Assuming, for illustration purposes only, that 20,000 free shares have been granted to the Participant under the Program and that the stock price upon the Change of Control is ten (10) euros, then the gross indemnity to be paid under section 3.6 of these terms and conditions, before deduction of mandatory contributions and withholding taxes, shall be 20,000 x 10 = €200,000.